EXHIBIT 99.1

McKenzie Bay Announces Issuance Of Fiscal 2002 Financial Statements And Restatement Of Fiscal 2001 Financial Statements

Tuesday, January 14, 3:59 pm ET

BRIGHTON, Mich. -- (BUSINESS WIRE) -- Jan. 14, 2003 -- McKenzie Bay International, Ltd. (Pink Sheets: MKBY-PK) today announced that it will issue its financial statements for the fiscal year ended September 30, 2002 and restated financial statements for the fiscal year ended September 30, 2001. The 2001 financial statements were previously included in McKenzie Bay's Amendment No. 3 to its Form 10-SB, filed with the Securities and Exchange Commission on September 30, 2002. The 2002 and restated 2001 financial statements will be contained in McKenzie Bay's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2002.

The 2002 financial statements largely reflect McKenzie Bay's continued research and development expenditures for the Lac Dor vanadium/titanium deposit in Quebec, Canada. The restatement relates to the accounting for stock options and rights held by certain stockholders to require McKenzie Bay to repurchase their stock. This restatement will have a material effect on the net loss and stockholders' equity reported in the previously-filed financial statements and was done as required by USA generally accepted accounting principles.

McKenzie Bay is a development stage company focusing on the production of vanadium products and the enhancement and creation of market opportunities for these products.

This press release contains statements that are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "estimates," "anticipates," "plans," "believes," "projects," "expects," "intends," "predicts," "potential," "future," "may," "contemplates," "will," "should," "could," "would" or the negative of such terms or other comparable terminology. These statements relate to the Company's future operations and financial performance or other future events. These statements are only predictions and not guarantees of future success. Many of the forward-looking statements are based on assumptions about future events that may prove inaccurate. Actual events, results, performance or achievements may differ materially from the events, results, performance or achievements discussed in the forward-looking statements. These differences may result from a variety of factors, including the following: lack of operating history; unavailability of future equity infusions and other financing alternatives; failure or delays in further developing proprietary processes or effectively commercializing such processes; dependence on the success of the pilot production facility and, ultimately, Lac Dor; inability to develop new products entering the energy storage market; failure of the high-purity vanadium market to materialize; failure to obtain required governmental approvals regarding Lac Dor; and concentration of ownership of the Company's common stock by directors and officers. McKenzie Bay undertakes no obligation to revise, update or clarify forward-looking statements to reflect events or conditions after the date of this release.

CONTACT: Gregory N. Bakeman, CFO
McKenzie Bay International, Ltd. (616) 940-3800